                                                                  Exhibit (g)(1)

                      PRELIMINARY SOLICITATION STATEMENT.
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997.

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant [_]
  Filed by a Party other than the Registrant [X]

  Check the appropriate box:

  [X] Preliminary Proxy Statement

  [_] Definitive Proxy Statement

  [_] Definitive Additional Materials

  [_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                            GIDDINGS & LEWIS, INC.
               (Name of Registrant as Specified in its Charter)

                        HARNISCHFEGER INDUSTRIES, INC.

                                      and

                               DSFA CORPORATION
                   (Name of Persons Filing Proxy Statement)

                               ----------------

  Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
  11.

  [_] Fee paid previously with preliminary materials:

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

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

            PRELIMINARY SOLICITATION MATERIALS DATED APRIL 28, 1997
                             SUBJECT TO COMPLETION

                               ----------------

  The information included herein is as it is expected to be when the definitive solicitation statement is mailed to shareholders of Giddings & Lewis, Inc. This solicitation statement will be revised to reflect actual facts at the time of filing of the definitive solicitation statement.

                               ----------------

                            SOLICITATION STATEMENT

                                      OF
                        HARNISCHFEGER INDUSTRIES, INC.
                                      AND
                               DSFA CORPORATION

                                   TO CALL A
                        SPECIAL MEETING OF SHAREHOLDERS
                                      OF
                            GIDDINGS & LEWIS, INC.

                               ----------------

                                 INTRODUCTION

  This Solicitation Statement and the accompanying WHITE Written Demand Cards ("Written Demands") are being furnished to holders of outstanding shares of Common Stock, $.10 par value per share ("Shares"), of Giddings & Lewis, Inc., a Wisconsin corporation (the "Company"), in connection with the solicitation of Written Demands to call a Special Meeting of shareholders of the Company. The Written Demands are being solicited by Harnischfeger Industries, Inc., a Delaware corporation ("Parent" or "Harnischfeger"), and DSFA Corporation (the "Purchaser"), a newly formed Delaware corporation and wholly owned subsidiary of Parent, for the purpose of demanding that the Company call a special meeting of shareholders of the Company (the "Special Meeting") for the purpose of considering and voting on proposals (together, the "Special Meeting Proposals") to:

    (1) remove all of the current members of the Board of Directors of the Company (the "Company Board") and any person or persons elected or designated prior to the Special Meeting to fill any vacancy or newly created directorship;

    (2) repeal each provision of the Company's By-laws (the "Company By-laws") or amendments thereto (other than the amendment referred to in (3) below) adopted subsequent to March 28, 1997, or adopted on or prior to that date but not filed by the Company as an exhibit to any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K of the Company on or prior to March 28, 1997;

    (3) amend Article III of the Company By-laws to fix the number of directors of the Company at three; and

    (4) elect Jeffery T. Grade, John N. Hanson, and Francis M. Corby, Jr. (together, the "Parent Nominees") as the directors of the Company, effective immediately, to hold office until the annual meeting of shareholders in 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified.

  On April 28, 1997, the Purchaser commenced a tender offer to purchase all outstanding Shares (and associated Rights (as defined below)) at a price of $19 per Share (and associated Right), net to the seller in cash, upon the terms and subject to the conditions set forth in an Offer to Purchase dated April 28, 1997 (the

"Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") (which, as either may be amended from time to time, together constitute the "Offer"). Parent and the Purchaser have also proposed that, following completion of the Offer, the Purchaser would effect a merger with the Company (the "Proposed Merger") in which holders of any remaining Shares would receive the same price per Share as the price per Share to be paid in the Offer. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Special Meeting Proposals are intended to facilitate and expedite the consummation of the Offer and the Proposed Merger by removing the Company's current directors and replacing them with the Parent Nominees, all of whom are committed, subject to their fiduciary duties, to, among other things, giving the Company's shareholders the opportunity to receive the consideration for their Shares contemplated by the Offer and the Proposed Merger, as described more fully below. As used herein, unless the context otherwise requires, the term "Shares" shall include the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 23, 1995 (the "Rights Agreement"), between the Company and Firstar Trust Company, as rights agent.

  THE PARENT NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO GIVING YOU, AS THE OWNERS OF THE COMPANY, THE OPPORTUNITY TO ACCEPT THE PURCHASER'S PENDING OFFER AND RECEIVE $19 IN CASH FOR YOUR SHARES PURSUANT TO THE OFFER.

  COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE WRITTEN DEMAND CARD WILL HELP ENABLE YOU, AS THE OWNERS OF THE COMPANY, TO DECIDE WHETHER YOU WILL HAVE THE OPPORTUNITY TO SELL YOUR SHARES TO THE PURCHASER FOR $19 PER SHARE IN CASH PURSUANT TO ITS PENDING OFFER. ACCORDINGLY, PARENT AND THE PURCHASER URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED WHITE WRITTEN DEMAND CARD AND RETURN IT IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE IMMEDIATELY.

  THE WRITTEN DEMANDS WILL NOT CONFER ANY RIGHTS TO VOTE ON MATTERS BROUGHT BEFORE THE SPECIAL MEETING AND NO PROXIES FOR SUCH VOTES ARE BEING SOLICITED WITH THIS SOLICITATION STATEMENT. PARENT AND THE PURCHASER WILL SEND COMPANY SHAREHOLDERS ADDITIONAL PROXY MATERIALS SOLICITING PROXIES TO VOTE ON THE SPECIAL MEETING PROPOSALS.

  Under the Wisconsin Business Corporation Law (the "WBCL") and the Company By-laws, a special meeting of the Company's shareholders is required to be held upon the written demand of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting (the "Requisite Holders"). Under the Company By-laws, the Company Board may fix a record date to determine the shareholders entitled to make such a demand (a "Demand Record Date"). On April 28, 1997, the Purchaser (as the holder of record of 1,000 Shares) delivered to the Secretary of the Company a written request that the Company Board fix a Demand
Record Date and, in accordance with the Company By-laws, on      , 1997, the
Company announced that the Demand Record Date is      , 1997. The Company By-
laws also provide that shareholders executing Written Demands, under certain circumstances, must agree to reimburse the Company for certain costs in connection with the Special Meeting. Parent and the Purchaser have agreed to bear those costs and reimburse shareholders executing Written Demands for all such costs and for any reasonable expenses incurred in connection therewith. See "Solicitation of Written Demands; Calling of the Special Meeting" below.

  The Special Meeting has not been called, and no date, time, place or record date for the Special Meeting has been set. Once Parent has received Written Demands from the Requisite Holders and delivers them to the Company, the Company is required under the Company By-laws to call and hold the Special Meeting within specified time periods. See "Solicitation of Written Demands; Calling of the Special Meeting" below. Shareholders will be notified of the date, time, place and record date of the Special Meeting after they are fixed. The principal executive offices of the Company are located at 142 Doty Street, Fond du Lac, Wisconsin 54935.

  According to the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996 (the "Company 10-K"), there were 33,186,898 Shares outstanding as of March 10, 1997 and, as of

December 31, 1996, there were outstanding pursuant to one or more of the Company's stock or option or other incentive plans (the "Company Plans") options to purchase 1,105,712 Shares, 576,271 of which were exercisable as of such date. According to the Company's Proxy Statement dated as of March 21, 1997 filed with the Securities and Exchange Commission (the "Commission") in connection with the Company's Annual Meeting of Shareholders to be held April 30, 1997, on March 13, 1997, certain members of the Company's senior management team and other key employees purchased an aggregate of 282,355 Shares upon the exercise of options in connection with the Company's Management Stock Purchase Program (the "MSPP") adopted by the Company that same day. According to the Company's publicly filed documents, the Company has no class of capital stock issued and outstanding as of the date hereof other than the Shares.

  Based upon the foregoing, assuming no options have been issued or exercised since December 31, 1996 (other than options exercised in connection with the MSPP, which are assumed to have been issued on the date of exercise) or will be issued or exercised prior to the Demand Record Date, and assuming no Shares have been issued or cancelled since December 31, 1996 (other than Shares issued upon the exercise of options in connection with the MSPP) or will be issued or cancelled prior to the Demand Record Date, Written Demands from the holders of at least 2,557,326 Shares (excluding the 789,600 Shares owned by Parent and the Purchaser) must be received by Parent and the Purchaser and timely delivered to the Company in order to properly demand that the Company call the Special Meeting. The actual number of Shares with respect to which Written Demands must be received will depend upon the number of Shares issued and outstanding on the Demand Record Date. For purposes of the foregoing calculations, the Purchaser has assumed that the Shares issued in connection with the MSPP are outstanding; however, Parent has asserted in litigation against the Company that as a result of the Company's economic interest in the Shares nominally owned by individual executives (as disclosed in the Company's publicly filed documents), Shares issued in connection with the MSPP are not, for certain purposes, outstanding, but are instead treasury stock that may not be voted and may not be counted toward certain calculations, including the calculation of the number of shares required to call the Special Meeting. See
Section 15 of the Offer to Purchase. Any assumptions made herein are made without prejudice to the Purchaser's position with respect to such issue.

  According to the Company By-laws, in order for shareholders to demand the Special Meeting, Written Demands must be received by the Secretary of the Company within 70 days after the Demand Record Date.

  THIS SOLICITATION IS BEING MADE BY PARENT AND THE PURCHASER AND NOT ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

                               ----------------

                                   IMPORTANT

  THE CALLING OF THE SPECIAL MEETING AND THE ELECTION OF THE PARENT NOMINEES TO THE COMPANY BOARD WILL FACILITATE THE OFFER AND THE PROPOSED MERGER. IF YOU WANT THE OPPORTUNITY TO RECEIVE THE CONSIDERATION CONTEMPLATED BY THE OFFER AND THE PROPOSED MERGER, WE URGE YOU TO PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED WHITE WRITTEN DEMAND CARD. FAILURE TO COMPLETE, SIGN, DATE AND MAIL A WRITTEN DEMAND HAS THE SAME EFFECT AS OPPOSING THE CALL OF THE SPECIAL MEETING.

  Written Demands should be delivered as promptly as possible, by fax (both sides) or by mail (using the enclosed envelope), to either of Parent's information agents, Georgeson & Company Inc. ("Georgeson") and Kissel-Blake Inc. ("Kissel-Blake", and together with Georgeson, the "Information Agents"). Georgeson's address is Wall Street Plaza, New York, New York 10005. Kissel-Blake's address is 110 Wall Street, New York, New York 10005.

  IMPORTANT NOTE: IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER NOMINEE, ONLY IT CAN EXECUTE A WRITTEN DEMAND WITH RESPECT TO SUCH SHARES AND WILL DO SO ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE WHITE WRITTEN DEMAND.

  This Solicitation Statement is dated      , 1997. This Solicitation
Statement and accompanying WHITE Written Demand card are first being furnished
to Company shareholders on or about      , 1997.

  If you have any questions concerning the tender offer material you have previously received, or need assistance tendering your Shares pursuant to the Offer, please call Kissel-Blake at one of the following numbers: banks and brokers call (212) 344-6733, all others call toll-free (800) 554-7733.

  IF YOU HAVE ANY QUESTIONS REGARDING YOUR WRITTEN DEMAND, OR NEED ASSISTANCE IN RETURNING YOUR WRITTEN DEMAND, PLEASE CALL:

                            GEORGESON & COMPANY INC.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
                                Facsimile:

                         PURPOSE OF THIS SOLICITATION;
                        REASONS FOR THE SPECIAL MEETING

  The Purchaser commenced its Offer to purchase all outstanding Shares at a price of $19 per Share (and associated Right), in cash, on April 28, 1997. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Proposed Merger, as the second step in the acquisition of the Company, is intended to facilitate the acquisition of any Shares not acquired by the Purchaser in the Offer. The purpose of the Special Meeting is to allow the shareholders of the Company to act to remove certain obstacles to Parent's and the Purchaser's ability and willingness to consummate the Offer and the Proposed Merger. Pursuant to this Solicitation Statement, Parent and the Purchaser are soliciting Written Demands from holders of outstanding Shares to call the Special Meeting. Once Parent has received Written Demands from the Requisite Holders, Parent will deliver such Written Demands to the Company, and the Company Board will thereafter be required, pursuant to the Company By-laws and the WBCL, to cause the Special Meeting to be called and held.

OBSTACLES TO THE OFFER

  There are a number of obstacles to Parent's ability to consummate the Offer and the Proposed Merger, which can be removed, absent the cooperation of the Company's current Board of Directors, by the approval by the Company's shareholders of the Special Meeting Proposals at the Special Meeting or at another duly called and held special or annual meeting of the Company's shareholders. These obstacles include the Company's "poison pill" Rights Agreement and certain provisions of the WBCL restricting business combinations, such as the Proposed Merger, that have not been approved by the Company Board. To date, the Company Board has refused to remove these obstacles to permit you, as the shareholders of the Company, to have the opportunity to determine the future of your Company and your investment.

  Rights Agreement. According to the Company 10-K and the Company's Registration Statement on Form 8-A dated August 23, 1995 (the "Company 8-A"), on August 23, 1995 the Company adopted the Rights Agreement and the Company Board declared a dividend of one Right for each outstanding Share. The Rights are described in the Company 8-A, and such description of the Rights is summarized in Section 8 of the Offer to Purchase.

  According to the Company 8-A, under the Rights Agreement, if the Purchaser were to acquire 20% or more of the Shares, unless the Rights were previously redeemed or invalidated or were otherwise rendered inapplicable to the Offer, each holder of record of a Right (other than the Purchaser) would have the right to receive Shares having a fair market value (calculated as provided in the Rights Agreement) equal to twice the exercise price for such Rights. As a result, the Rights could severely dilute the Purchaser's equity interest in the Company and its voting power and thereby make the Purchaser's acquisition of the Company prohibitively expensive.

  However, the Company 8-A states that, under the Rights Agreement, the Company Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time prior to a person becoming an "Acquiring Person", as defined in the Rights Agreement (generally, a person or group that becomes the beneficial owner of 20% or more of the Shares). In addition, the Company 8-A also states that, other than provisions relating to the principal economic terms of the Rights, the terms of the Rights may be amended by the Company Board without the consent of the holders of the Rights, except that from and after the Distribution Date (as defined in the Rights Agreement and in the Offer to Purchase), no such amendment may adversely affect the interests of the holders of the Rights.

  Business Combination Prohibition. Section 180.1141 of the WBCL ("Section 180.1141") prohibits certain business combinations and other transactions (each, a "Section 180.1141 Transaction"), such as the Proposed

Merger, between a Wisconsin resident domestic corporation (such as the Company) and any "Interested Stockholder" (defined generally as any person that, directly or indirectly, owns or, subject to certain exceptions, has the right to exercise 10% or more of the voting power of the outstanding voting stock of a Wisconsin resident domestic corporation) for a period of three years after the date the person becomes an Interested Stockholder. After such three year period, a Section 180.1141 Transaction between a Wisconsin resident domestic corporation and such Interested Stockholder is prohibited unless (a) certain "fair price" provisions are complied with, (b) the Section 180.1141 Transaction is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the Interested Stockholder or
(c) the acquisition of stock resulting in such stockholder becoming an Interested Stockholder was approved by the corporation's board of directors prior to the relevant acquisition date.

  The Section 180.1141 restrictions do not apply to a Section 180.1141 Transaction with an Interested Stockholder within three years of the date such stockholder became an Interested Stockholder if either (x) the Interested Stockholder's acquisition of the corporation's shares on the date the Interested Stockholder became an Interested Stockholder or (y) the Section
180.1141 Transaction, is approved by the board of directors of the corporation prior to the date on which the Interested Stockholder became an Interested Stockholder.

EFFECT OF REMOVAL OF CURRENT DIRECTORS AND ELECTION OF PARENT NOMINEES

  The potential effects of the Rights Agreement and Section 180.1141 prevent Parent and the Purchaser from completing the Offer and the Proposed Merger, absent the requisite action of the Company Board. To date, the Company Board has refused to remove these obstacles to permit you, as the shareholders of the Company, to have the opportunity to determine the future of your Company and your investment. Parent and the Purchaser initiated the demand of the call of the Special Meeting so that the Company's shareholders will have the opportunity to consider and vote upon the Special Meeting Proposals, which would result in the removal of all of the current members of the Company Board and in the election of the Parent Nominees as the directors of the Company. Parent and the Purchaser intend, after removal and replacement of the Company Board, to enter into a merger agreement with the Company providing for the acquisition of the Shares by the Purchaser as contemplated by the Offer and the Proposed Merger. The Proposed Merger could be made available to the Company's shareholders, in accordance with Section 180.1141 and without the Rights being exercisable, with the approval of the Company Board.

  THE PARENT NOMINEES WILL, IF ELECTED, SUBJECT TO THEIR FIDUCIARY DUTIES, AS DESCRIBED BELOW, BE ABLE TO ACT TO REDEEM THE RIGHTS OR OTHERWISE MAKE THEM INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER AND TO APPROVE THE OFFER AND THE PROPOSED MERGER UNDER SECTION 180.1141 AND TO TAKE SUCH OTHER ACTIONS AS MAY BE NECESSARY TO GIVE ALL OF THE COMPANY'S SHAREHOLDERS THE OPPORTUNITY TO ACCEPT THE PURCHASER'S PENDING OFFER AND RECEIVE $19 FOR EACH OF THEIR SHARES. ACCORDINGLY, DEMANDING A SPECIAL MEETING AND VOTING FOR THE PARENT NOMINEES WILL ENHANCE YOUR CHANCES OF BEING ABLE TO TAKE ADVANTAGE OF THE OFFER.

CONDITIONS OF THE OFFER

  Because of the potential effects of the Rights Agreement and Section 180.1141, the Purchaser's ability and willingness to accept for payment Shares tendered to it in the Offer, and to consummate the Proposed Merger, are subject to certain terms and conditions, including (1) the Rights having been redeemed by the Company Board or the Purchaser being satisfied, in its reasonable judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"), and (2) the Purchaser being satisfied, in its reasonable judgment, that the restrictions contained in Section 180.1141 will not apply to the acquisition of Shares pursuant to the Offer or the Proposed Merger (the "Business Combination Condition"). Each of the Rights Condition and the Business Combination Condition is likely to be satisfied if the Special Meeting Proposals are approved and the current directors of the Company are removed and replaced by the Parent Nominees.

  The Offer is also subject to the condition that there must be validly tendered prior to expiration of the Offer and not properly withdrawn a number of Shares (the "Minimum Number of Shares") which, when added to the Shares beneficially owned by the Purchaser and its affiliates, constitutes at least a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of the Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares that the Company could then be required to issue pursuant to options outstanding at that date under the Company Plans (assuming all such options are then exercisable) or otherwise (other than in connection with the Rights Agreement). Based on publicly available information filed by the Company with the Commission, and on certain assumptions set forth in the Offer to Purchase, the Minimum Number of Shares would be approximately 16,497,883. The actual Minimum Number of Shares will depend upon the facts as they exist on the date of purchase. For purposes of the foregoing calculations, the Purchaser has assumed that the Shares issued in connection with the MSPP are outstanding; however, Parent has asserted in litigation against the Company that as a result of the Company's economic interest in the Shares nominally owned by individual executives (as disclosed in the Company's publicly filed documents), Shares issued in connection with the MSPP are not, for certain purposes, outstanding, but are instead treasury stock that may not be voted and may not be counted toward certain calculations, including the calculation of the number of shares required to call the Special Meeting. See Section 15 of the Offer to Purchase. Any assumptions made herein are made without prejudice to the Purchaser's position with respect to such issue.

  Certain other conditions to the Offer are described in Section 14 of the Offer to Purchase. Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer.

  A copy of the Tender Offer Statement on Schedule 14D-1, which was filed by Parent and the Purchaser with the Commission on April 28, 1997, and all amendments thereto, may be obtained by mail from the Commission upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. Such material is also available for inspection and copying at the principal office of the Commission at the address set forth immediately above, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, proxy statements and other information. The information also should be available at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  IF YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND TO RECEIVE $19 NET PER SHARE IN CASH FOR ALL OF YOUR SHARES, PARENT AND THE PURCHASER URGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR WHITE WRITTEN DEMAND CARD PROMPTLY.

  CALLING THE SPECIAL MEETING WILL BE AN IMPORTANT STEP IN SECURING THE CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER. HOWEVER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. YOUR EXECUTION OF THE WHITE WRITTEN DEMAND CARD DOES NOT OBLIGATE YOU TO VOTE IN FAVOR OF THE SPECIAL MEETING PROPOSALS OR TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE THE WHITE WRITTEN DEMAND CARD DOES NOT PREVENT YOU FROM VOTING IN FAVOR OF THE SPECIAL MEETING PROPOSALS OR FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

  Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent may elect not to proceed with any solicitation of proxies for use at the Special Meeting. Accordingly, such negotiations could result in, among other things, termination or amendment of the Offer and/or submission of a different acquisition proposal to the Company shareholders for their approval.

  If the Purchaser should terminate or materially amend the terms of the Offer prior to the Special Meeting, Parent or the Purchaser will disseminate such information regarding such changes to the Company's shareholders and, in appropriate circumstances, will provide the Company's shareholders with a reasonable opportunity to revoke their proxies prior to the Special Meeting.

                       SOLICITATION OF WRITTEN DEMANDS;
                        CALLING OF THE SPECIAL MEETING

  Call of Special Meeting; Demand Record Date. Under the WBCL and the Company By-laws, a special meeting of the Company's shareholders is required to be held upon the written demand of the Requisite Holders. Under the Company By-laws, the Company Board may fix a record date to determine the shareholders entitled to make such a demand. The Demand Record Date may not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Company Board and may not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the Company Board. The Company By-laws provide that the Company Board shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. In addition, the Company By-laws provide that if no Demand Record Date has been fixed by the Company Board within 10 days after the date on which such request is received by the Company's Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Company's Secretary. On April 28, 1997 the Purchaser (as the record holder of 1,000 Shares) delivered to the Company a request that the
Company set a Demand Record Date, and on       , 1997, the Company announced
that the Company Board had fixed       , 1997 as the Demand Record Date. Once
Parent has received Written Demands from the Requisite Holders (all of whom must be holders on the Demand Record Date) and timely delivers such Written Demands to the Company, the Company is required under the Company By-laws and the WBCL to call and hold the Special Meeting within specified time periods described below.

  The foregoing notwithstanding, pursuant to the Company By-laws, the Company is not required to call the Special Meeting upon the demand of the Requisite Holders unless the Soliciting Shareholders (as defined below), jointly and severally, agree to pay the Company's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Company's own solicitation (the "Company Costs"), provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. Under the Company By-laws, a "Soliciting Shareholder" is any shareholder signing a Written Demand delivered to the Company, if the total number of such shareholders is 10 or fewer, or, if the total number of shareholders signing Written Demands delivered to the Company is more than 10, each person who either (1) was a participant (as defined in Rule14a-11 promulgated under the Securities Exchange Act of 1934, as amended) in any solicitation of such Written Demands or (2) at the time of the delivery to the Company of the Written Demands had engaged or intended to engage in any solicitation of proxies for use at the Special Meeting. The Company By-laws also provide that certain affiliates of Soliciting Shareholders may, upon the reasonable and good faith determination of the Company Board, be deemed to be Soliciting Shareholders. By signing a Written Demand, a shareholder is agreeing that if it is or becomes a Soliciting Shareholder with respect to the demand of the Special Meeting, it will, jointly and severally with any other Soliciting Shareholder, pay the Company Costs, as provided in the Company By-laws. However, Parent has agreed to pay any Company Costs required to be paid by itself and any other Soliciting Shareholder pursuant to the relevant provision of the Company By-laws and has agreed to reimburse in full the other Soliciting Shareholders for any reasonable expenses incurred by such parties in connection therewith.

  Special Meeting Record Date. Under the Company By-laws, the Company Board may fix a record date for the purpose of determining the holders of Shares who are entitled to notice of and to vote at the Special Meeting (the "Special Meeting Record Date"), which shall not be a date later than the 30th day after the Delivery Date (as defined below), and, if the Company Board fails to fix the Special Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day will be the Special Meeting Record

Date. The Company By-laws define the "Delivery Date" to be the date valid Written Demands from the Requisite Holders who are record holders as of the Demand Record Date are delivered to the Company. In accordance with the Company By-laws and the WBCL, shareholders of the Company will be given notice of the Special Meeting Record Date after it has been set.

  Date, Time, and Place of Special Meeting. Under the Company By-laws, the Company Board may fix the date and time of the Special Meeting; provided such date may not be more than 70 days after the Special Meeting Record Date; and provided further that in the event the Company Board fails to fix a meeting date within 10 days after the Delivery Date, the Special Meeting is to be held at 2:00 p.m. local time on the 100th day after the Delivery Date (unless such day is not a business day, in which case the meeting is to be held on the first preceding business day). Under the Company By-laws, the Company Board or the Chairman of the Board, the President or the Secretary of the Company may designate the place of the Special Meeting. Shareholders of the Company are required to be given notice of the time and place of the Special Meeting in accordance with the Company By-laws.

WRITTEN DEMAND PROCEDURES

  Only holders of record as of the close of business on the Demand Record Date will be entitled to execute Written Demands for a Special Meeting. If you are a shareholder of record on the Demand Record Date, you will retain your demand rights even if you sell your Shares after the Demand Record Date or if you tender your Shares pursuant to the Offer, whether before or after the Demand Record Date. The tender of Shares pursuant to the Offer does not constitute the grant to Parent or the Purchaser of a Written Demand or any voting rights or rights to execute a Written Demand with respect to the tendered Shares until such time as such Shares are accepted for payment by the Purchaser. ACCORDINGLY, IT IS IMPORTANT THAT YOU COMPLETE, SIGN, DATE AND RETURN THE WHITE WRITTEN DEMAND CARD, EVEN IF YOU SELL SUCH SHARES AFTER THE DEMAND RECORD DATE OR TENDER SUCH SHARES PURSUANT TO THE OFFER.

  IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER NOMINEE, ONLY IT CAN EXECUTE A WRITTEN DEMAND FOR SUCH SHARES AND WILL DO SO ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE WHITE WRITTEN DEMAND CARD.

  You may revoke your Written Demand at any time prior to the Delivery Date by executing and delivering a later dated WHITE Written Demand card or other written revocation clearly stating that your Written Demand is no longer effective to the Secretary of the Company at Giddings & Lewis, Inc., 142 Doty Street, Fond du Lac, Wisconsin 54935. Parent and the Purchaser request that you send a copy of any revocation sent to the Company to Harnischfeger Industries, Inc., 3600 South Lake Drive, St. Francis, Wisconsin 53235, c/o K. Thor Lundgren, Executive Vice President for Law and Government Affairs, Secretary and General Counsel. Execution of a proxy in connection with the Special Meeting will not revoke your Written Demand.

                   SPECIAL MEETING PROPOSALS; REQUIRED VOTE

  At the Special Meeting, Parent and the Purchaser intend to present the following resolutions for adoption by the Company's shareholders, in the order set forth below.

  (1) REMOVAL OF ALL CURRENT DIRECTORS. The text of the first resolution proposed by Parent and the Purchaser for adoption at the Special Meeting by the Company's shareholders reads as follows:

  "RESOLVED, that all of the directors of the Company, including Marvin L. Isles, Ben R. Stuart, John A. Becker, John W. Guffey, Jr., Ruth M. Davis, and Benjamin F. Garmer, III, and any other person who is a director of the Company at the time this resolution takes effect, be, and all of them hereby are, removed from such office, effective immediately."

According to the Company's Restated Articles of Incorporation, as heretofore amended (the "Company Charter"), approval of this resolution requires the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, voting together as a single class.

  (2) REPEAL OF LATER-ADOPTED BY-LAWS. The text of the second resolution proposed by Parent and the Purchaser for adoption at the Special Meeting by the Company's shareholders reads as follows:

  "RESOLVED, that each and every provision of the By-laws of the Company and each and every amendment thereto (other than the amendment proposed by the proponent of this resolution at the meeting of the Company's shareholders at which this resolution is adopted) adopted subsequent to March 28, 1997, or adopted on or prior to that date but not filed by the Company as an exhibit to any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K of the Company on or prior to March 28, 1997, be, and each of them hereby is, repealed and of no effect."

According to the Company By-laws, this resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution; provided that, pursuant to the Company Charter, to the extent this amendment affects Section 3.01 of the Company By-laws (relating to the powers, number and tenure of directors) or Article IX of the Company By-laws (relating to the indemnification of officers and directors), the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, voting together as a single class, shall be required. March 28, 1997 is the filing date of the Company 10-K with the Commission.

  (3) REDUCTION IN THE NUMBER OF DIRECTORS. The text of the third resolution proposed by Parent and the Purchaser for adoption at the Special Meeting by the Company's shareholders reads as follows:

  "RESOLVED, that the By-laws of the Company be amended, effective immediately, to delete the first sentence of paragraph (b) of Section 3.01 of Article III thereof in its entirety and to replace such sentence with the following language:

      "(b) The number of directors of the Corporation shall be three (3), divided into three (3) classes of one (1), one (1) and one (1) director, respectively."

According to the Company Charter, approval of this resolution requires the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, voting together as a single class.

  (4) ELECTION OF PARENT NOMINEES. Parent and the Purchaser intend to propose at the Special Meeting that, following the removal of all incumbent directors of the Company from office and the reduction of the size of the Company Board to three, the shareholders of the Company elect the three Parent Nominees named below as directors of the Company to fill the vacancies created by the removal of such incumbent directors and such reduction in the size of the Company Board. The text of the fourth resolution proposed by Parent and the Purchaser for adoption at the Special Meeting by the Company's shareholders reads as follows:

  "RESOLVED, that the shareholders of the Company hereby elect Jeffery T. Grade, John N. Hanson, and Francis M. Corby, Jr. as directors of the Company, effective immediately, to hold office until the annual meeting of shareholders in 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified."

According to the WBCL and the Company By-laws, each Parent Nominee to be elected will be elected by a plurality of the votes cast by the Shares entitled to vote at the Special Meeting (assuming a quorum is present).

  Parent's and the Purchaser's primary purpose in seeking to elect the Parent Nominees to the Company Board is to obtain the redemption of the Rights (or the amendment of the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and the approval of the Offer and the Proposed Merger under Section 180.1141, thereby facilitating the consummation of the Offer and the Proposed Merger. However, if elected the Parent Nominees would be responsible for managing the business and affairs of the Company. Each director has an obligation under applicable law to discharge his duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. Accordingly, circumstances may arise in which the interests of Parent, the Purchaser, and their affiliates, on the one hand, and the interests of other shareholders of the Company, on the other hand, may differ. In any such case, the Parent Nominees intend to discharge fully their obligations under applicable law.

  THE PARENT NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES, TO GIVING YOU, AS THE OWNERS OF THE COMPANY, THE OPPORTUNITY TO ACCEPT THE PURCHASER'S PENDING OFFER AND TO RECEIVE $19 PER SHARE IN CASH FOR YOUR SHARES PURSUANT TO THE OFFER.

  The Parent Nominees have furnished the following information concerning their principal occupations or employment and certain other matters. Jeffery
T. Grade, John N. Hanson, and Francis M. Corby, Jr., if elected, would hold office until the Company's Annual Meeting of Shareholders in 1998, 1999 and 2000, respectively, and until a successor has been elected and qualified.

           NAME, AGE AND     PRINCIPAL OCCUPATION AND
        DATE OF ELECTION TO    BUSINESS EXPERIENCE
         PRESENT POSITIONS    DURING LAST FIVE YEARS
        -------------------  ------------------------

Jeffery T. Grade.....................  Chairman and Chief Executive Officer
 Director of Parent since: 1983         of Parent since 1993. Chairman of the
 Director of the Purchaser since:       Board and President of the Purchaser
 April 1997                             since April 1997. President and Chief
 Age 53.                                Executive Officer of Parent from 1992
                                        to 1993. President and Chief
                                        Operating Officer of Parent from 1986
                                        to 1992. Director, Case Corporation
                                        and Coeur D'Alene Mines Corporation.

John N. Hanson.......................  President and Chief Operating Officer
 Director of Parent since: 1996         of Parent since 1996. Vice President
 Director of the Purchaser since:       and Secretary of the Purchaser since
 April 1997                             April 1997. Executive Vice President
 Age 55.                                and Chief Operating Officer of Parent
                                        from 1995 to 1996. President and
                                        Chief Executive Officer of Joy
                                        Technologies Inc. from 1994 to 1995.
                                        President, Chief Operating Officer
                                        and Director of Joy Technologies Inc.
                                        from 1990 to 1995. Director, Schuller
                                        Corporation.

Francis M. Corby, Jr.................  Executive Vice President for Finance
 Director of Parent since: 1996         and Administration and Chief
 Director of the Purchaser since:       Financial Officer of Parent since
 April 1997                             1995. Vice President and Treasurer of
 Age 53.                                the Purchaser since April 1997.
                                        Senior Vice President, Finance and
                                        Chief Financial Officer of Parent
                                        from 1986 to 1995.

  The business address of each Parent Nominee is 3600 South Lake Drive, St. Francis, Wisconsin 53235. Each of the Parent Nominees is a citizen of the United States.

  Each of the Parent Nominees has consented to serve as a director of the Company, if elected. Parent and the Purchaser do not expect that any of the Parent Nominees will be unable to stand for election if the Special Meeting is held, but, in the event that any vacancy in the Parent Nominees should occur, Parent will name a substitute nominee. In addition, Parent reserves the right (i) to nominate additional nominees to fill any director positions created by the Company Board prior to or at the Special Meeting, and (ii) to nominate or substitute additional persons if the Company makes or announces any changes to the Company By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Parent Nominees.

  According to the Company's publicly filed documents, non-employee directors of the Company generally are eligible to receive an annual fee and an additional fee for each meeting of the Company Board attended, along with certain stock incentive benefits, in accordance with the policies of the Company; however, each Parent Nominee has indicated that he intends to forego such fees and stock incentive benefits, if elected. In addition, each of the Parent Nominees is and is expected to continue to be an employee of Parent, and, as such, will continue to receive his normal compensation in connection with such employment. The Parent Nominees, if elected, will be indemnified by the Company for service as a director of the Company to the extent indemnification is provided to the directors of the Company under the Company Charter, the Company By-laws, the WBCL and any other customary practices and policies. In addition, Parent has agreed to indemnify the Parent Nominees against certain claims, damages and expenses arising from their standing for election at the Special Meeting. Schedule II sets forth certain additional information concerning the Parent Nominees as well as certain information regarding ownership of Shares by Parent, the Purchaser and the Parent Nominees.

  IF THE SPECIAL MEETING IS NOT CALLED, OR IF EACH OF THE SPECIAL MEETING PROPOSALS IS NOT APPROVED BY THE COMPANY'S SHAREHOLDERS, AND AS A RESULT CERTAIN CONDITIONS TO THE OFFER ARE NOT SATISFIED, PARENT AND THE PURCHASER MAY EITHER (I) TERMINATE THE OFFER OR (II) CONTINUE TO PURSUE THE OFFER AND THE SATISFACTION OF THE CONDITIONS TO THE OFFER THROUGH NEGOTIATION, LITIGATION AND OTHER MEANS.

                         VOTING AT THE SPECIAL MEETING

  The Company Charter provides that holders of Shares are entitled to one vote for each Share held by them on all matters brought before the Company's shareholders for a vote, including each of the Special Meeting Proposals.

                        SOLICITATION OF WRITTEN DEMANDS

  Written Demands may be solicited by mail, telephone, telecopier or the Internet and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Parent or the Purchaser, none of whom will receive additional compensation for such solicitations. Parent has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. Parent will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

  Parent has retained Georgeson and Kissel-Blake for solicitation and advisory services in connection with (i) this solicitation and (ii) the solicitation of proxies in connection with the votes to be taken at the Special Meeting, if called. Parent has also retained Georgeson and Kissel-Blake to act as Information Agents in connection with the Offer. Parent will pay usual and customary compensation for all such services, including fees aggregating up to
$   , and will reimburse each of the Information Agents for reasonable out-of-
pocket expenses in connection therewith. Parent has agreed to indemnify each of the Information Agents against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws. Georgeson and Kissel-Blake will solicit Written Demands and proxies from individuals, brokers, bank nominees and other institutional holders. It is anticipated that Georgeson and Kissel-Blake will employ approximately 50 and 42 employees, respectively, to solicit Written Demands and proxies in connection with the calling of and voting at the Special Meeting.

  Lehman Brothers Inc. ("Lehman Brothers") is acting as Dealer Manager in connection with the Offer and as Parent's financial advisor with respect to the Offer and the Proposed Merger. As compensation for such services, Parent has agreed to pay or cause to be paid to Lehman Brothers (i) if Parent or any of its affiliates acquires substantially all of the assets of the Company or becomes a party to any merger or consolidation with the Company, $3.5 million, or (ii) if a transaction is not consummated, a fee equal to 7% of Parent's profits from the sale of its Shares or of any termination fee received. The first $250,000 of the fee payable under (i) above is payable within ten days of commencement of the Offer, regardless of whether the full amount of such fee ever becomes payable. Parent has also agreed to reimburse Lehman Brothers for certain reasonable expenses incurred in connection with Lehman Brothers' engagement, and has also agreed to indemnify Lehman Brothers (and certain affiliated persons) against certain liabilities and expenses, which would include, without limitation, certain liabilities under the federal securities laws.

  Lehman Brothers has advised Parent and the Purchaser that it does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of Written Demands or proxies, or that
Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Parent, Lehman Brothers and the following investment banking employees of Lehman Brothers may, for the purpose of assisting in the solicitation of Written Demands to call the Special Meeting and proxies for the Special Meeting, communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the
Company: G. Tilles, S. Mohr, J. Seaman and J. Lucci. Lehman Brothers will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above. In the normal course of its business, Lehman Brothers is a market maker with respect to the Shares and regularly buys and sells Shares for its own account and for the accounts of its customers, which transactions may result in Lehman Brothers and its associates having at any time a net "long" or net "short" position in Shares or option contracts with other derivatives in or relating to the Shares. As of April 18, 1997, Lehman Brothers had a net "long" position of 397 Shares.

  The entire expense of soliciting Written Demands and proxies for the Special Meeting is being borne by Parent. Parent does not currently intend to seek reimbursement for such expenses from the Company. Costs incidental to such Written Demands and proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $1.1 million. Total costs incurred to date in furtherance of or in connection with such Written Demands and proxies are approximately $25,000. In addition, Parent has agreed to pay any Company Costs required to be paid by itself and any other Soliciting Shareholder pursuant to Section 2.03 of the Company By-laws and has agreed to reimburse in full the other Soliciting Shareholders for any reasonable expenses incurred by such parties in connection therewith. Parent is unable to estimate the amount of such Company Costs. See "Solicitation of Written Demands; Calling of Special Meeting".

                             SHAREHOLDER PROPOSALS

  According to the Company's proxy statement for the 1997 Annual Meeting of Shareholders, proposals which shareholders of the Company intend to present at and have included in the Company's proxy statement for the 1998 annual meeting must be received by the Company by the close of business on November 21, 1997. In addition, the proxy statement states that a shareholder who otherwise intends to present business at the 1998 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company By-laws. The proxy statement states that, among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Company By-laws.

                               OTHER INFORMATION

  Parent and the Purchaser. Parent, whose principal offices are located in St. Francis, Wisconsin, is a Delaware corporation and a holding company for subsidiaries involved in the worldwide manufacture and distribution of surface mining equipment; underground mining equipment; pulp and papermaking machinery; and material handling equipment. In early fiscal 1996, Parent completed the acquisition of Dobson Park Industries plc ("Dobson"), an industrial engineering group with interests in underground mining equipment, industrial electronic control systems, toys and plastics. Dobson's principal subsidiary, Longwall International, is engaged in the manufacture, sale and service of mining equipment for the international underground coal mining industry and has been integrated into the Parent's Mining Equipment Segment. In March 1996, Parent completed the purchase of the assets of the pulp machinery division of Ingersoll-Rand Company.

  Parent is the direct successor to a business begun over 100 years ago in Wisconsin which, through its subsidiaries, manufactures and markets products classified into three industry segments: Mining Equipment, Pulp and Papermaking Machinery, and Material Handling.

  The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. The principal executive offices of Parent and the Purchaser are located at 3600 South Lake Drive, St. Francis, Wisconsin 53235. Parent owns all of the outstanding shares of the Purchaser.

  From time to time, in the ordinary course of business, Parent makes purchases from and sales to the Company of certain products, which transactions are on terms and conditions customary for the industry and negotiated at arm's length. Neither purchases by Parent from the Company nor sales by Parent to the Company have exceeded $5 million in the aggregate in any of Parent's or the Company's past three fiscal years.

  Directors and Executive Officers. Certain information about the directors and executive officers of Parent and the Purchaser who may also assist Georgeson and Kissel-Blake in soliciting proxies and Written Demands is set forth in the attached Schedule I.

  Other Information. Schedule II sets forth certain information relating to Shares owned by Parent and the Purchaser. Schedule III sets forth certain information, as made available in public documents, regarding Shares held by the Company's principal shareholders and its management.

  THIS SOLICITATION STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE PURCHASER'S PENDING OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, CALL THE INFORMATION AGENTS FOR THE OFFER AT ONE OF THE FOLLOWING NUMBERS:
BANKS AND BROKERS CALL (212) 344-6733, ALL OTHERS CALL TOLL-FREE (800) 554-
7733.

  PLEASE INDICATE YOUR SUPPORT OF THE PURCHASER'S PENDING OFFER BY COMPLETING, SIGNING AND DATING THE ENCLOSED WHITE WRITTEN DEMAND CARD AND RETURNING IT PROMPTLY TO THE INFORMATION AGENTS IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

  YOUR SUPPORT IS IMPORTANT! PLEASE COMPLETE, SIGN, DATE AND MAIL THE ACCOMPANYING WHITE WRITTEN DEMAND CARD PROMPTLY.

                                              HARNISCHFEGER INDUSTRIES, INC.
                                              DSFA CORPORATION

   , 1997

                                  SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER


  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name and principal business of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Parent. Except as otherwise noted, each of the Parent's directors and executive officers is a citizen of the United States. The business address of each executive officer of Parent is 3600 South Lake Drive, St. Francis, Wisconsin 53235. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Directors are indicated by an asterisk.

                                                       PRINCIPAL OCCUPATION OR
             NAME, BUSINESS OR                         EMPLOYMENT AND MATERIAL
          RESIDENCE ADDRESS, AGE                   OCCUPATIONS FOR PAST FIVE YEARS
          ----------------------                   -------------------------------
* Donna M. Alvarado........................ Principal of Aguila International, an
  The Thurber Center                         international business development
  91 Jefferson Avenue                        consulting firm based in Columbus, Ohio,
  Columbus, Ohio 43215                       since 1994. President and Chief Executive
  Director since: 1992-                      Officer of Quest International, a non-profit
  Age 48.                                    educational organization based in Granville,
                                             Ohio, from 1989 to 1994. Director, Park
                                             National Bank.
* Larry D. Brady........................... President of FMC Corporation, a world leader
  FMC Corporation                            in production of chemicals and machinery for
  200 E. Randolph Drive                      industry, government and agriculture, since
  Chicago, Illinois 60601                    1993. Director of FMC Corporation since
  Director since: 1995                       1989. Chairman of United Defense L.P.
  Age 54.                                    Director, National Merit Scholarship
                                             Foundation and National Association of
                                             Manufacturers.
* Francis M. Corby, Jr..................... Executive Vice President for Finance and
  Director since: 1996                       Administration and Chief Financial Officer
  Age 53.                                    since 1995. Senior Vice President, Finance
                                             and Chief Financial Officer from 1986 to
                                             1995.
* John D. Correnti......................... President, Chief Executive Officer and
  Nucor Corporation                          Director of Nucor Corporation, a major steel
  2100 Rexford Road                          producer headquartered in Charlotte, North
  Charlotte, North Carolina 28211            Carolina, since 1996. President, Chief
  Director since: 1994                       Operating Officer and Director of Nucor,
  Age 49.                                    from 1991 to 1995. Director, CEM
                                             Corporation, Navistar International
                                             Corporation and North Carolina Board of
                                             Wachovia Bank.
* Harry L. Davis........................... Professor of Creative Management at the
  842 Western Avenue                         University of Chicago since 1994. Professor
  Flossmoor, Illinois 60422                  of Marketing from 1963 to 1994. Deputy Dean
  Director since: 1987                       of the Graduate School of Business at the
  Age 59.                                    University of Chicago from 1983 to 1993.
                                             Director, Golden Rule Insurance Company.

                                                       PRINCIPAL OCCUPATION OR
             NAME, BUSINESS OR                         EMPLOYMENT AND MATERIAL
          RESIDENCE ADDRESS, AGE                   OCCUPATIONS FOR PAST FIVE YEARS
          ----------------------                   -------------------------------
* Robert M. Gerrity........................ Chairman and Chief Executive Officer of
  Gerrity Partners                           Antrim Group Inc., a Michigan-based
  114 Division Street                        technology corporation, since December,
  Bellaire, Michigan 49615                   1996. Director and former President and
  Director since: 1994                       Chief Executive Officer of Ford New Holland,
  Age 59.                                    now New Holland n.v., a London-based
                                             agricultural and industrial equipment
                                             manufacturer. Director, Libralter Engineered
                                             Systems, Rubbermaid, Inc. and Standard Motor
                                             Products, Inc.
* Jeffery T. Grade......................... Chairman and Chief Executive Officer since
  Director since: 1983                       1993. President and Chief Executive Officer
  Age 53.                                    from 1992 to 1993. President and Chief
                                             Operating Officer from 1986 to 1992.
                                             Director, Case Corporation and Coeur D'Alene
                                             Mines Corporation.
* John N. Hanson........................... President and Chief Operating Officer since
  Director since: 1996                       1996. Executive Vice President and Chief
  Age 55.                                    Operating Officer from 1995 to 1996.
                                             President and Chief Executive Officer of Joy
                                             Technologies Inc. from 1994 to 1995.
                                             President, Chief Operating Officer and
                                             Director of Joy Technologies Inc. from 1990
                                             to 1995. Director, Schuller Corporation.
* Robert B. Hoffman........................ Senior Vice President and Chief Financial
  Monsanto Company                           Officer of Monsanto Company, a diversified
  800 North Lindbergh Blvd.                  company in chemicals, pharmaceuticals, food
  St. Louis, Missouri 63167                  products and agricultural chemicals, since
  Director since: 1994                       1994. Vice President-International of FMC
  Age 60.                                    Corporation, a manufacturer of machinery and
                                             chemical products, from 1990 to 1994.
                                             Director, Kemper Group of Municipal Funds
                                             and Boatmen's Trust Company.
* Ralph C. Joynes.......................... Retired Vice Chairman, President and Chief
  3 John Christopher Court                   Operating Officer of USG Corporation,
  Richmond, Virginia 23226                   international manufacturer of building
  Director since: 1988                       materials and construction systems.
  Age 68.
* Jean-Pierre Labruyere.................... Chairman and Chief Executive of Labruyere,
  Societe Financiere                         Eberle, a financial holding company based in
  Labruyere, Eberle                          France with global interests in many
  70 Avenue Edouard-Herriot                  business areas including oil and gas
  71003 Macon France                         importation and distribution and food
  Director since: 1994                       distribution, since 1972. Director, Promodes
  Citizenship: French                        S.A. Martin Maurel Bank--Banque de France
  Age 59.                                    Adviser.

                                                       PRINCIPAL OCCUPATION OR
             NAME, BUSINESS OR                         EMPLOYMENT AND MATERIAL
          RESIDENCE ADDRESS, AGE                   OCCUPATIONS FOR PAST FIVE YEARS
          ----------------------                   -------------------------------
* L. Donald LaTorre........................ Retired President and Chief Operating
  Engelhard Corporation                      Officer, Engelhard Corporation, a world-
  101 Wood Avenue                            leading provider of environmental
  Iselin, New Jersey 08830                   technologies, specialty chemical products,
  Director since: 1997                       engineered materials and services, since
  Age 59.                                    January 31, 1997. President and Chief
                                             Operating Officer from 1995 to 1997. Senior
                                             Vice President and Chief Operating Officer
                                             from 1990 to 1995. Director, Engelhard
                                             Corporation and N.E. Chemcat Corp.
K. Thor Lundgren........................... Executive Vice President for Law and
 Age 49.                                     Government Affairs, Secretary and General
                                             Counsel since December 1994; Senior Vice
                                             President, General Counsel and Secretary
                                             from 1991 to December 1994. Prior to joining
                                             Parent in September 1991, Mr. Lundgren was a
                                             partner with the law firm of Michael, Best &
                                             Friedrich.
* Leonard E. Redon......................... President and Chief Executive Officer,
  Eastman Kodak Company                      Qualex, Inc., a wholesale photoprocessor
  343 State Street                           company headquartered in Durham, North
  Rochester, New York 14650                  Carolina. Vice President of Eastman Kodak
  Director since: 1997                       Company, a company engaged worldwide in
  Age 45.                                    developing, manufacturing and marketing
                                             consumer and commercial imaging products,
                                             and President, Customer Equipment Services
                                             Division of Eastman Kodak, since 1995.
                                             General Manager and Vice President of
                                             Government and Education Markets from 1994
                                             to 1995. General Manager and Vice President
                                             of Markets Development, U.S. and Canada from
                                             1991 to 1994.
* Donald Taylor............................ Principal in Sullivan Associates, specialists
  Sullivan Associates                        in board of director searches, since 1992.
  5215 North Ironwood Road, Suite 107        Managing Director-USA, ANATAR Investments
  Milwaukee, Wisconsin 53217                 Limited, a venture capital specialist, from
  Director since: 1979                       1990 to 1992. Director, Banta Corporation,
  Age 69.                                    Johnson Controls, Inc., Superior Services,
                                             Inc. and The Enhancers, Inc.

  DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The directors of the Purchaser are Jeffery T. Grade, John N. Hanson and Francis M. Corby, Jr. Mr. Grade is the Chairman of the Board and President of the Purchaser, Mr. Hanson is Vice President and Secretary, and Mr. Corby is Vice President and Treasurer. Each director and officer was appointed or elected in April 1997. Each of such persons is an officer and director of Parent. Additional information regarding the directors and officers of the Purchaser is set forth above.

                                  SCHEDULE II

                    SHARES HELD BY PARENT AND THE PURCHASER

I. TRANSACTIONS IN SHARES BY PARENT AND THE PURCHASER

  Parent is the beneficial owner of an aggregate of 789,600 Shares, of which the Purchaser is the record holder and beneficial owner of 1,000 Shares. All of such Shares were purchased for cash in open market transactions as follows:

                                                             SHARES   PRICE PAID
      TRANSACTION DATE                                      PURCHASED PER SHARE*
      ----------------                                      --------- ----------
      28-Feb-97............................................   45,000   $13.8750
      03-Mar-97............................................    2,500   $13.6250
      04-Mar-97............................................   18,900   $13.6250
      04-Mar-97............................................   21,100   $13.7500
      05-Mar-97............................................   22,100   $13.7500
      11-Mar-97............................................   10,000   $14.0000
      12-Mar-97............................................   15,000   $14.0000
      13-Mar-97............................................    5,000   $14.0000
      14-Mar-97............................................  300,000   $14.1250
      24-Mar-97............................................  350,000   $14.5000

     --------
     * Exclusive of commissions.

  On April 15, 1997, Parent contributed to the Purchaser 1,000 Shares in exchange for 1,000 shares of Common Stock, par value $.10 per share, of the Purchaser.

II. TRANSACTIONS IN SHARES BY DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER AND THE PARENT NOMINEES

  Except as disclosed in this Schedule II, none of Parent, the Purchaser, any of their respective directors or executive officers or the Parent Nominees owns any securities of the Company or of any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule II, to the knowledge of Parent, no associate of Parent, the Purchaser, any of their respective directors or executive officers or the Parent Nominees beneficially owns, directly or indirectly, any securities of the Company.

  To the knowledge of Parent, other than disclosed in the Proxy Statement or this Schedule II, none of Parent, the Purchaser, any of their respective directors or executive officers or the Parent Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting.

  None of the Parent Nominees has, during the last ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                                 SCHEDULE III

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY
                 AND SHAREHOLDINGS OF THE COMPANY'S MANAGEMENT

  Set forth below is information regarding Shares owned by (i) directors and executive officers of the Company and (ii) those persons owning more than 5% of the outstanding Shares. Such information is obtained from the Company's proxy statement for the Company's 1997 Annual Meeting of Shareholders, filed with the Commission on March 21, 1997.

                                  MANAGEMENT
                             (AS OF MARCH 1, 1997)

  The following table sets forth information, as of March 1, 1997, regarding beneficial ownership of Shares by each director, certain named executive officers, and all of the directors, nominees and executive officers as a group.

                                                AMOUNT AND NATURE OF
                                                     BENEFICIAL       PERCENT OF
             NAME OF BENEFICIAL OWNER             OWNERSHIP(1)(2)       CLASS
             ------------------------           --------------------  ----------
   John A. Becker..............................          4,896             *
   Joseph R. Coppola...........................        344,430(3)        1.0%
   Ruth M. Davis...............................          2,696             *
   Clyde H. Folley.............................          7,339(4)(5)       *
   Benjamin F. Garmer, III.....................          4,696             *
   John W. Guffey, Jr..........................          4,984             *
   Marvin L. Isles.............................        110,000             *
   Ben R. Stuart...............................          3,696             *
   Heinz G. Anders.............................         88,000             *
   Stephen M. Peterson.........................         87,517             *
   Philip N. Ciarlo............................         64,000             *
   Richard C. Kleinfeldt.......................        125,566(6)          *
   All directors and executive officers
    as a group (18 persons)....................      1,301,377           3.8%

--------
*Less than one percent.
(1) Includes the following Shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 1997: Mr. Becker, 2,000 Shares; Mr. Coppola, 291,000 Shares; Dr. Davis, 1,000 Shares; Mr. Folley, 2,000 Shares; Mr. Garmer, 2,000 Shares; Mr. Stuart, 1,000 Shares; Mr. Anders, 31,000 Shares; Mr. Peterson, 31,367 Shares; Mr. Ciarlo, 13,000 Shares; Mr. Kleinfeldt, 62,287 Shares; and all directors and executive officers as a group, 623,334 Shares.
(2) Includes the following restricted Shares granted under either the Company's 1989 Restricted Stock Plan or the Company's 1993 Stock and Incentive Plan, over which the holders have sole voting but no investment power: Mr. Becker, 1,696 Shares; Mr. Coppola, 357 Shares; Dr. Davis, 1,696 Shares; Mr. Folley, 1,339 Shares; Mr. Garmer, 1,696 Shares; Mr. Guffey, 984 Shares; Mr. Isles, 75,000 Shares; Mr. Stuart, 1,696 Shares; Mr. Anders, 51,000 Shares; Mr. Peterson, 45,000 Shares; Mr. Ciarlo, 51,000 Shares; Mr. Kleinfeldt, 36,000 Shares; and all directors, nominees and executive officers as a group, 498,064 Shares. The restricted Shares reflected in the table include Shares granted to the executive officers in February 1997.
(3) Mr. Coppola's current term as a director is scheduled to expire in April
    1997.
(4) Mr. Folley's current term as a director is scheduled to expire in April
    1997.
(5) Mr. Folley shares voting and investment power over 4,000 Shares with his wife.
(6) Mr. Kleinfeldt retired as Vice President--Finance and as a director of the Company in December 1996.

                                     III-1

                            OTHER BENEFICIAL OWNERS

  The following table sets forth information, as of December 31, 1996, regarding beneficial ownership by the only persons known to the Company as disclosed in the Company Annual Meeting Proxy Statement to own more than 5% of the outstanding Shares. The Annual Meeting Proxy Statement stated that the beneficial ownership set forth below has been reported on filings made on
Schedule 13G with the Commission by the beneficial owners.

                                  AMOUNT AND NATURE
                               OF BENEFICIAL OWNERSHIP
                          ---------------------------------
                            VOTING POWER   INVESTMENT POWER
                          ---------------- ----------------
                                                                      PERCENT
NAME AND ADDRESS OF                                                     OF
BENEFICIAL OWNER            SOLE    SHARED   SOLE    SHARED AGGREGATE  CLASS
-------------------       --------- ------ --------- ------ --------- -------
State of Wisconsin In-
 vestment Board.......... 3,120,000    -0- 3,120,000  -0-   3,120,000  9.4%
 P.O. Box 7842
 Madison, Wisconsin 53707
Sanford C. Bernstein &
 Co., Inc. .............. 1,446,450 27,950 1,710,200  -0-   1,710,200  5.2%
 767 Fifth Avenue
 New York, New York 10153

                                     III-2

-------------------------------------------------------------------------------
                                   IMPORTANT

  If your Shares are registered in your own name, you may mail or fax your WHITE Written Demand (both sides) to Georgeson & Company, Inc. or Kissel-Blake Inc. at their respective addresses or fax numbers listed below.

  If your Shares are held in "street name" -- held by your brokerage firm or bank -- immediately instruct your broker or bank representative to sign Parent's WHITE Written Demand on your behalf.

  If you have any questions concerning the tender offer material you have previously received, or need assistance tendering your Shares pursuant to the Offer, please call Kissel-Blake Inc. at the numbers listed below.

  IF YOU HAVE ANY QUESTIONS REGARDING YOUR PROXY, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL GEORGESON & COMPANY INC. AT THE NUMBERS LISTED BELOW.


GEORGESON
& COMPANY INC.                            KISSEL BLAKE INC.
Wall Street Plaza                         110 Wall Street
New York, New York 10005                  New York, New York 10005
Banks and Brokers Call Collect:           Banks and Brokers Call: (212) 344-6733
(212) 440-9800                            All Others Call Toll-Free:
All Others Call Toll-Free:                (800) 554-7733
(800) 223-2064                            Facsimile: (212) 809-1208
Facsimile:



-------------------------------------------------------------------------------

                       DEMAND TO CALL A SPECIAL MEETING

                                      OF

                            GIDDINGS & LEWIS, INC.

                          THIS DEMAND IS SOLICITED BY
              HARNISCHFEGER INDUSTRIES, INC. AND DSFA CORPORATION

To the Chairman of the Board, the
President and the Secretary of
Giddings & Lewis, Inc.:

  The undersigned was the record holder (or is the duly authorized proxy or
other representative of one or more such record holders), as of    , 1997, of
the number of shares of Common Stock, $.10 par value per share (the "Shares"), of Giddings & Lewis, Inc. (the "Company") set forth below. In accordance with
Section 180.0702 of the Wisconsin Business Corporation Law and Section 2.03 of the By-laws of the Company, the undersigned hereby demands that the Chairman of the Board or the President of the Company call a Special Meeting of the Company's shareholders (the "Special Meeting") as promptly as possible, but in no event to be held later than the 100th day after the date that valid written demands to call the Special Meeting by the holders of record as of the Demand Record Date (as defined below) of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting are delivered to the Company. The undersigned is aware that
the Company's Board of Directors has fixed    , 1997 (the "Demand Record
Date") as the record date to determine the shareholders entitled to make a demand for the Special Meeting.

  The purpose for which such meeting is to be held is to permit the shareholders of the Company to consider and vote upon proposals (the "Proposals") to:

  (1) remove all of the current members of the Board of Directors of the Company and any person or persons elected or designated prior to the Special Meeting to fill any vacancy or newly created directorship;

  (2) repeal each provision of the Company's By-laws or amendments thereto (other than the amendment referred to in (3) below) adopted subsequent to March 28, 1997, or adopted on or prior to that date but not filed by the Company as an exhibit to any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K of the Company on or prior to March 28, 1997;

  (3) amend Article III of the Company's By-laws to fix the number of directors of the Company at three; and

  (4) elect Jeffery T. Grade, John N. Hanson, and Francis M. Corby, Jr. (together, the "Nominees") as the directors of the Company, effective immediately, to hold office until the annual meeting of shareholders in 1998, 1999 and 2000, respectively, and until their respective successors are elected and qualified.

  DEMAND TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF GIDDINGS & LEWIS, INC.

         [_] FOR                  [_] AGAINST                [_] ABSTAIN

  HARNISCHFEGER AND DSFA STRONGLY RECOMMEND THAT YOU INDICATE YOUR SUPPORT FOR THE CALL OF THE SPECIAL MEETING.

  The undersigned is aware and acknowledges that by executing this demand it agrees that, in the event the undersigned is or becomes a Soliciting Shareholder (within the meaning assigned to such term in Section 2.03 of the By-laws of the Company) with respect to the demand of the Special Meeting, the undersigned agrees, jointly and severally with any other Soliciting Shareholder, to pay the Company's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Company's own solicitation (the "Company Costs"), provided that if each of the resolutions introduced by any Soliciting Shareholder at the Special Meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at the Special Meeting is elected, then the undersigned shall not be obligated to pay such Company Costs. The undersigned is aware and acknowledges that Harnischfeger Industries, Inc. has agreed to pay any Company Costs required to be paid by itself and any other Soliciting Shareholder pursuant to the relevant provision of the By-laws of the Company and has agreed to reimburse in full the other Soliciting Shareholders for any reasonable expenses incurred by such parties in connection therewith.

                                                                         (over)

  IF THIS WRITTEN DEMAND CARD IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT IS DEEMED TO CONSTITUTE A WRITTEN DEMAND THAT GIDDINGS & LEWIS, INC. CALL THE SPECIAL MEETING.

                                          Dated: ________________________, 1997

                                          Please sign exactly as name appears
                                          on this Written Demand card:

                                          _____________________________________
                                                       (Signature)

                                          _____________________________________
                                              (Signature, if jointly held)

                                          When Shares are held by joint ten-
                                          ants, both should sign. When signing
                                          as an attorney, executor, adminis-
                                          trator, trustee or guardian, give
                                          full title as such. If a corpora-
                                          tion, sign in full corporate name by
                                          President or other authorized offi-
                                          cer. If a partnership, sign in part-
                                          nership name by authorized person.

                                          Name and address of record holder as
                                          it appears in the Company's books:

                                          Name: _______________________________

                                          Address: ____________________________
                                          _____________________________________
                                          _____________________________________
                                          _____________________________________

Number of shares of Common Stock,         If this card is signed by a proxy or
$.10 par value per share, owned of        other representative of the record
record by the record holder of the        holder whose Shares are represented
Shares represented hereby: __________     hereby, name and address of such
                                          proxy or representative:


Number of shares of Common Stock,
$.10 par value per share, owned ben-      Name: _______________________________
eficially by the record holder of
the Shares represented hereby: ______

                                          Address: ____________________________
                                          _____________________________________

                                          _____________________________________
If this card is signed by a proxy or      _____________________________________
other representative of the record
holder whose Shares are represented
hereby, number of shares of Common
Stock, $.10 par value per share,
votable by proxy (by such proxy or
other representative) from the rec-
ord holder and with respect to which
instruction(s) to execute Written
Demands have been received from the
beneficial owner(s) thereof: ________

                PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY!